Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2022 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 4, 2022 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights(1):

Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
Net income (loss) per diluted share	$(0.42)	Net income per diluted share	$0.70
Adjusted operating income(2) per diluted share	$0.24	Adjusted operating income(2) per diluted share	$1.37
Net investment gains (losses) per diluted share	$(0.66)	Net investment gains (losses) per diluted share	$(0.67)
GAAP combined ratio	100.7%	GAAP combined ratio	95.0%
		Book value per share	$31.00
		Return on equity(3)	4.3%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported a consolidated net loss, including net investment losses and changes in the fair value of equity securities, of $10.5 million ($0.42 per diluted share) for the three-month period ended June 30, 2022 (the "second quarter of 2022"), compared to consolidated net income of $13.8 million ($0.54 per diluted share) for the same period in 2021. For the six-month period ended June 30, 2022 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $17.9 million ($0.70 per diluted share), compared to net income of $32.5 million ($1.28 per diluted share) for the same period in 2021.

The Company reported consolidated adjusted operating income of $0.24 per diluted share for the second quarter of 2022, compared to consolidated adjusted operating income of $0.35 per diluted share for the same period in 2021. Year-to-date, consolidated adjusted operating income was $1.37 per diluted share compared to consolidated adjusted operating income of $0.33 per diluted share for the same period in 2021.

"I'm pleased to report that for the fifth consecutive quarter we saw improvement in our core loss ratio compared to the same quarter last year. Our core loss ratio, a measure that removes the impact of catastrophe losses and favorable prior year reserve development, improved 1.8 percentage points compared to the second quarter of 2021 and 10.1 percentage points on a year-to-date basis” stated Randy A. Ramlo, President and Chief Executive Officer. "In addition, in the second quarter of 2022, we started to see some positive signs of growth after two years of focusing on improving profitability through non-renewal of underperforming accounts in our commercial auto line of business and our exit of the personal lines business. This growth has been driven by our specialty and assumed reinsurance lines, consistent with our strategy. Profitable growth is our number one consideration when putting new business on the books."

_______________
(1) Per share amounts are after tax.
(2) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders' equity.

Financial Highlights

Net loss was $10.5 million ($0.42 per diluted share) for the second quarter of 2022, compared to net income of $13.8 million ($0.54 per diluted share) for the same period in 2021. The change was primarily due to a decrease in the fair value of our investments in equity securities and a decrease in investment income partially offset by an increase in net premiums earned.

Year-to-date, net income was $17.9 million ($0.70 per diluted share), compared to net income of $32.5 million ($1.28 per diluted share) for the same period in 2021. The change was primarily due to a decrease in the fair value of our investments in equity securities, a decrease in net premiums earned and a decrease in investment income partially offset by a decrease in losses and loss settlement expenses.

Net premiums earned increased 2.9 percent to $231.3 million in the second quarter of 2022, compared to $224.7 million in the same period in 2021. Year-to-date net premiums earned decreased 3.8 percent to $465.5 million compared to $483.9 million in the same period in 2021. Beginning in second quarter of 2022, we started to see some positive signs of growth after two years of focusing on improving profitability through non-renewal of underperforming accounts in our commercial auto line of business and our exit of the personal lines business.

During the second quarter of 2022, the overall average change in renewal premiums was 8.1 percent, with 3.0 percent from exposure changes and 5.1 percent from rate increases. Excluding the workers' compensation line of business, the overall average change in renewal premiums was 9.3 percent, with 3.0 percent from exposures changes and 6.3 percent from rate increases. The increase in rates was driven by our commercial auto and commercial property lines of business. The commercial auto average renewal rate increase was 7.1 percent and the commercial property average renewal rate increase was 9.2 percent.

Net investment income was $9.2 million for the second quarter of 2022, compared to net investment income of $13.8 million for the same period in 2021. Year-to date, net investment income was $20.5 million, compared to net investment income of $30.9 million for the same period in 2021. The decrease in net investment income in the three- and six-month periods ended June 30, 2022 was primarily due to the change in the fair value of our investments in limited liability partnerships. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

The Company recognized net investment losses of $20.9 million during the second quarter of 2022 as compared to net investment gains of $6.0 million for the same period in 2021. Year-to-date, the Company recognized net investment losses of $21.4 million compared to net investment gains of $30.5 million for the same period in 2021. The change in the three- and six-month periods ended June 30, 2022 as compared to the same periods in 2021 was primarily due to the change in the fair value of our investments in equity securities.

Losses and loss settlement expenses decreased by 0.4 percent and 21.4 percent in the three- and six-month periods ended June 30, 2022, respectively, as compared to the same periods in 2021. The year-to-date change was primarily driven by lower catastrophe losses and a decrease in frequency and severity of claims.

Consolidated net unrealized investment losses, net of tax, totaled $55.5 million as of June 30, 2022, a change of $105.3 million from net unrealized investment gains, net of tax, of $49.8 million at December 31, 2021. The change from net unrealized investment gains to net unrealized investment losses was primarily the result of an increase in interest rates in the first half of 2022.

Total consolidated assets as of June 30, 2022 were $2.9 billion, which included $1.9 billion of invested assets. The Company's book value per share was $31.00, a decrease of $4.05 per share, or 11.6 percent, from December 31, 2021. This decrease is primarily attributable to the $105.3 million decrease in the net unrealized value of our fixed maturity securities, net of tax, and shareholder dividends of $7.8 million partially offset by net income of $17.9 million in the first six months of 2022.

The annualized return on equity was 4.3 percent year-to-date, compared to 7.8 percent for the same period in 2021. The change in the annualized return on equity was primarily driven by a decrease in net income from the change in the fair value of our investments in equity securities.

Reserve Development

The Company experienced favorable development in its net reserves for prior accident years of $8.6 million in the second quarter of 2022, compared to favorable development of $1.8 million in the same period in 2021. Year-to-date, favorable development in our net reserves for prior accident years was $15.3 million, compared to $15.0 million favorable development in the same period in 2021. The favorable prior accident year reserve development in the three- and six-month periods ended June 30, 2022 came primarily from our commercial auto line of business and commercial other liability line of business and partially offset by workers compensation and commercial fire and allied lines of business. Development amounts can vary significantly from quarter to quarter depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2022, the Company's total reserves were within its actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased by 0.1 percentage points to 100.7 percent for the second quarter of 2022, compared to 100.8 percent in the same period in 2021. Year-to-date, the GAAP combined ratio decreased 9.3 percentage points to 95.0 percent compared to 104.3 percent for the same period in 2021. The decrease in the combined ratio during the three- and six-month periods ended June 30, 2022 as compared to the same periods in 2021 was driven by a decrease in the net loss ratio, as further described below.

Net Loss Ratio

The GAAP net loss ratio decreased 2.2 percentage points during the second quarter of 2022 as compared to the same period in 2021. Year-to-date, the GAAP net loss ratio decreased 13.5 percentage points to 60.6 percent compared to 74.1 percent for the six-month period ended June 30, 2021. The year-to-date change was primarily driven by lower catastrophe losses and a decrease in frequency and severity of claims.

Pre-tax catastrophe losses in the second quarter of 2022 added 12.1 percentage points to the combined ratio in second quarter of 2022, which is 1.0 percentage points above our 10-year historical average for second quarter catastrophe losses of 11.1 percentage points added to the combined ratio. This compares to 9.6 percentage points added to the combined ratio in the second quarter of 2021. During the second quarter of 2022, the higher than average catastrophe losses were driven by 18 catastrophic events which collectively resulted in above average catastrophe losses. Year-to-date, catastrophe losses totaled $34.2 million ($1.06 per diluted share) compared to $50.9 million ($1.58 per diluted share) for the same period in 2021, which included losses from winter storm Uri, which was a full retention loss, with losses in excess of our stated reinsurance retention of $20.0 million.

Underwriting Expense Ratio

The underwriting expense ratio for the second quarter of 2022 was 35.2 percent compared to 33.1 percent for the second quarter of 2021. The increase is primarily driven by an increase in technology and employee expenses. Year-to-date, the underwriting expense ratio was 34.4 percent compared to 30.2 percent in the same period in 2021. The increase in the expense ratio during the first half of 2022 was primarily due to the one-time benefit recognized in first quarter of 2021 from the change in the design of our employee post-retirement health benefit plan.

Capital Management

During the second quarter of 2022, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of June 3, 2022. We have paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on August 4, 2022 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's second quarter of 2022 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 18, 2022. The replay access information is toll-free 1-877-344-7529; conference ID no. 2951960.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.ufginsurance.com/event or https://event.choruscall.com/mediaframe/webcast.html?webcastid=AG12gsY2. The archived audio webcast will be available until August 18, 2022.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Investor Relations or IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain(s) optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission ("SEC") on February 25, 2022. The risks identified in our Annual Report on Form 10-K and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2022	2021	Change %	2022	2021	Change %
Income Statement Data
Net income (loss)	$(10,457)	$13,750	(176.1)%	$17,892	$32,452	(44.9)%
Less: after-tax net investment gains (losses)	(16,537)	4,743	NM	(16,904)	24,104	(170.1)%
Adjusted operating income	$6,080	$9,007	(32.5)%	$34,796	$8,348	316.8%
Diluted Earnings Per Share Data
Net income (loss)	$(0.42)	$0.54	(177.8)%	$0.70	$1.28	(45.3)%
Less: after-tax net investment gains (losses)	(0.66)	0.19	NM	(0.67)	0.95	(170.5)%
Adjusted operating income	$0.24	$0.35	(31.4)%	$1.37	$0.33	315.2%
NM = Not meaningful

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Ratios)	2022	2021	Change %	2022	2021	Change %
Premiums:
Net premiums earned	$231,262	$224,703	2.9%	$465,490	$483,928	(3.8)%
Less: change in unearned premiums	(31,562)	(12,641)	(149.7)%	(37,880)	(9,325)	(306.2)%
Less: change in prepaid reinsurance premiums	1,759	(1,062)	265.6%	1,295	(614)	310.9%
Net premiums written	$261,065	$238,406	9.5%	$502,075	$493,867	1.7%

Supplemental Tables

Consolidated Financial Highlights
(unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2022	2021	Change %	2022	2021	Change %
Revenue Highlights
Net premiums earned	$231,262	$224,703	2.9%	$465,490	$483,928	(3.8)%
Net investment income	9,180	13,795	(33.5)%	20,456	30,876	(33.7)%
Net investment gains (losses)	(20,932)	6,004	NM	(21,397)	30,512	(170.1)%
Other income (loss)	26	(90)	128.9%	1	(169)	100.6%
Total revenues	219,536	244,412	(10.2)%	$464,550	$545,147	(14.8)%
Income Statement Data
Net income (loss)	(10,457)	13,750	(176.1)%	$17,892	$32,452	(44.9)%
After-tax net investment gains (losses)	(16,537)	4,743	NM	(16,904)	24,104	(170.1)%
Adjusted operating income(1)	$6,080	$9,007	(32.5)%	$34,796	$8,348	316.8%
Diluted Earnings Per Share Data
Net income (loss)	$(0.42)	$0.54	(177.8)%	$0.70	$1.28	(45.3)%
After-tax net investment gains (losses)	(0.66)	0.19	NM	(0.67)	0.95	(170.5)%
Adjusted operating income(1)	$0.24	$0.35	(31.4)%	$1.37	$0.33	315.2%
Catastrophe Data
Pre-tax catastrophe losses	$27,988	$21,612	29.5%	$34,164	$50,859	(32.8)%
Effect on after-tax earnings per share	0.88	0.67	31.3%	1.06	1.58	(32.9)%
Effect on combined ratio	12.1%	9.6%	26.0%	7.3%	10.5%	(30.5)%

Favorable reserve development experienced on prior accident years	$8,641	$1,765	NM	$15,335	$15,024	2.1%

GAAP combined ratio	100.7%	100.8%	(0.1)%	95.0%	104.3%	(8.9)%
Return on equity				4.3%	7.8%	(44.9)%
Cash dividends declared per share	$0.16	$0.15	6.7	$0.31	$0.30	3.3%
Diluted weighted average shares outstanding	25,148,143	25,416,868	(1.1)%	25,410,649	25,394,728	0.1%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income (loss) to net income.

Income Statement
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2022	2021	2022	2021
Revenues
Net premiums earned	$231,262	$224,703	$465,490	$483,928
Investment income, net of investment expenses	9,180	13,795	20,456	30,876
Net investment gains (losses)	(20,932)	6,004	(21,397)	30,512
Other income (loss)	26	(90)	1	(169)
Total Revenues	$219,536	$244,412	$464,550	$545,147

Benefits, Losses and Expenses
Losses and loss settlement expenses	$151,508	$152,139	$281,884	$358,537
Amortization of deferred policy acquisition costs	52,538	46,007	103,009	99,272
Other underwriting expenses	28,754	28,400	57,398	46,768
Interest expense	797	1,594	1,594	1,594
Total Benefits, Losses and Expenses	$233,597	$228,140	$443,885	$506,171

Income (loss) before income taxes	(14,061)	16,272	20,665	38,976
Federal income tax expense (benefit)	(3,604)	2,522	2,773	6,524
Net income (loss)	$(10,457)	$13,750	$17,892	$32,452

GAAP combined ratio:
Net loss ratio - excluding catastrophes	53.4%	58.1%	53.3%	63.6%
Catastrophes - effect on net loss ratio	12.1	9.6	7.3	10.5
Net loss ratio	65.5%	67.7%	60.6%	74.1%
Underwriting expense ratio	35.2	33.1	34.4	30.2
GAAP combined ratio	100.7%	100.8%	95.0%	104.3%

Balance Sheet
	June 30, 2022	December 31, 2021
(In Thousands)
	(unaudited)
Invested assets	$1,888,833	$2,064,686
Cash	91,934	132,104
Total assets	2,885,194	3,012,721
Losses and loss settlement expenses	1,459,828	1,514,265
Total liabilities	2,104,291	2,133,600
Net unrealized investment gains (losses), after-tax	(55,504)	49,769
Total stockholders’ equity	780,903	879,121

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$87,366	$82,235	$155,928	$154,514
Fire and allied lines(3)	58,878	60,023	117,667	120,977
Automobile	53,764	59,798	108,696	125,417
Workers’ compensation	13,511	14,899	29,753	32,263
Fidelity and surety	12,318	9,790	24,130	18,139
Miscellaneous	281	324	570	691
Total commercial lines	$226,118	$227,069	$436,744	$452,001

Personal lines:
Fire and allied lines(4)	$31	$1,012	$348	$1,766
Automobile	—	(77)	—	312
Miscellaneous	9	16	17	25
Total personal lines	$40	$951	$365	$2,103
Reinsurance assumed	34,907	10,386	64,966	39,763
Total	261,065	238,406	$502,075	$493,867
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended June 30,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$74,523	$37,320	50.1%	$74,654	$44,723	59.9%
Fire and allied lines	53,350	51,304	96.2	58,277	42,203	72.4
Automobile	52,756	42,595	80.7	63,270	42,396	67.0
Workers' compensation	13,737	13,155	95.8	15,575	14,556	93.5
Fidelity and surety	8,824	1,750	19.8	7,137	1,012	14.2
Miscellaneous	271	(18)	(6.6)	335	16	4.8
Total commercial lines	$203,461	$146,106	71.8%	$219,248	$144,906	66.1%

Personal lines
Fire and allied lines	$648	$(242)	(37.3)	$4,340	$6,409	147.7%
Automobile	—	(415)	NM	2,295	2,261	98.5
Miscellaneous	15	(72)	NM	110	(1,450)	NM
Total personal lines	$663	$(729)	(110.0)	$6,745	$7,220	107.0%
Reinsurance assumed	$27,138	$6,131	22.6	$(1,290)	$13	NM
Total	$231,262	$151,508	65.5%	$224,703	$152,139	67.7%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Six Months Ended June 30,	2022			2021
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$145,092	$74,121	51.1%	$150,013	$86,870	57.9%
Fire and allied lines	112,098	96,540	86.1	116,609	105,177	90.2
Automobile	105,988	74,928	70.7	129,247	109,598	84.8
Workers' compensation	28,346	18,233	64.3	32,077	22,336	69.6
Fidelity and surety	16,944	2,125	12.5	14,497	2,091	14.4
Miscellaneous	550	144	26.2	684	(2)	(0.3)
Total commercial lines	$409,018	$266,091	65.1%	$443,127	$326,070	73.6%

Personal lines
Fire and allied lines	$1,598	$949	59.4	$10,561	$11,018	104.3%
Automobile	1	(1,144)	NM	6,335	5,561	87.8
Miscellaneous	32	(90)	(281.3)	287	(1,360)	NM
Total personal lines	$1,631	$(285)	(17.5)	$17,183	$15,219	88.6%
Reinsurance assumed	$54,841	$16,078	29.3	$23,618	$17,248	73.0%
Total	$465,490	$281,884	60.6%	$483,928	$358,537	74.1%
NM = Not meaningful